Exhibit 107.1

Form S-8

(Form Type)

D.R. HORTON, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule(2)	Amount Registered(1)(3)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(a)	18,900,000	$146.26	$2,764,314,000	$147.60 per $1,000,000	$408,012.75

Total Offering Amounts					$2,764,314,000		$408,012.75

Total Fee Offsets							$0.00

Net Fee Due							$408,012.75

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an indeterminable number of additional shares of Common Stock, par value $0.01 per share (“Common Stock”) of D.R. Horton, Inc. that may become issuable through the D.R. Horton, Inc. 2024 Stock Incentive Plan (the “2024 Plan”) to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The offering price and registration fee are based on a price of $146.26 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on January 23, 2024.

(3)	Represents 18,900,000 shares of Common Stock reserved for issuance under the 2024 Plan.